Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. INCREASES 2021 SALES GUIDANCE TO $840 MILLION AND EPS TO $2.45

New York, New York, December 9, 2021 Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that it is once again raising its 2021 guidance. The Company now looks for net sales to come in at a record $840 million, resulting in net income of $2.45 per diluted share. Previous guidance called for net sales of $810 million resulting in net income of $2.35 per diluted share.

Inter Parfums attributed this increase, its fourth since it announced initial guidance on December 1, 2020, to its European operations, where despite continuing supply chain disruptions, the pace of deliveries has remained high in recent weeks, driven by sustained customer demand.

Jean Madar, Chairman and CEO of Inter Parfums, Inc. commented, “While our growth has been stronger than expected during the last few months of this year, in light of the current lack of visibility, we have decided for the time being to maintain our 2022 guidance with net sales in the range of $925 and $950 million, resulting in net income per diluted share of between $2.80 and $2.85.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2020 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel

Russell Greenberg, Exec. VP & CFO	The Equity Group Inc.

(212) 983-2640	Devin Sullivan (212) 836-9608/dsullivan@equityny.com

rgreenberg@interparfumsinc.com	Linda Latman (212) 836-9609/llatman@equityny.com

www.interparfumsinc.com	www.theequitygroup.com